Exhibit 10.2
SUPPLY AGREEMENT
     THIS SUPPLY AGREEMENT (this “Agreement”) is made as of July 2, 2010 (the “Effective Date”), by and between Columbia Laboratories, Inc., a corporation existing and organized under the laws of the State of Delaware, having a place of business at 354 Eisenhower Parkway, Plaza 1, Second Floor, Livingston, NJ 07039 (“Supplier”), and Coventry Acquisition, Inc., a corporation existing and organized under the laws of the State of Delaware, having a place of business at 311 Bonnie Circle, Corona, California 92880 (hereinafter “Buyer”). Capitalized terms used herein but not otherwise defined herein shall have the definitions ascribed to them in the Purchase and Collaboration Agreement (as hereinafter defined).
W I T N E S S E T H:
     WHEREAS, Buyer and Supplier have entered into that certain Purchase and Collaboration Agreement, dated as of March 3, 2010 (the “Purchase and Collaboration Agreement”), providing for the purchase by Buyer from Supplier of certain assets related to, and a collaboration with respect to the Development of, the Products (as hereinafter defined); and
     WHEREAS, in connection with the Purchase and Collaboration Agreement, Buyer and Supplier have agreed to enter into this Agreement pursuant to which Supplier will be the exclusive supplier of the Products for Buyer.
     NOW THEREFORE, in consideration of the premises, which are incorporated herein by reference, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1. SCOPE OF AGREEMENT
     1.1 Appointment of Supplier. Subject to the terms and conditions hereof, Buyer hereby appoints Supplier as its exclusive source and supplier of all of the requirements of Buyer, its Affiliates and Partners for the products identified on Exhibit 1.1 hereto in the United States in packaged, ready-for-sale form (the “Products”), and Supplier agrees to act as the exclusive source and supplier of the requirements of Buyer, its Affiliates and Partners for the Products. For purposes hereof “Partner” means any Third Party to whom Buyer or its Affiliates has sold, assigned, transferred, disposed of, licensed or conveyed any of the Purchased Assets or rights in any Products. Notwithstanding anything to the contrary, upon written notice from Buyer, provided to Supplier in accordance with Section 19 at least thirty (30) days prior to the date of any requested change, Buyer may designate any of Buyer’s Affiliates or Partners for the purpose of furnishing purchase orders and for receipt of shipments of Products from Supplier; provided that, at any time, there shall be only one such party and that any such designation shall not relieve Supplier of its obligations hereunder.
     1.2 Inventory on Hand. Buyer shall purchase the quantities of finished goods Products in inventory of Supplier or its Affiliates (“Inventory”) on the First Closing Date for the Purchase Price determined in accordance with Section 5.1, including any partial Batches (as defined in Section 2.3 below). Within thirty (30) days after the Effective Date, Supplier shall deliver the Inventory to Buyer in accordance with Section 3.1, subject to acceptance by Buyer in accordance with Section 3.2. Except as otherwise provided in this Agreement, the other terms and conditions of this Agreement shall apply to such Product to the same extent as if it were ordered pursuant to a Purchase Order furnished pursuant to Section 2.3.
2. FORECASTS; PURCHASE ORDERS; MANUFACTURE
     2.1 Supplier Forecasts. Supplier’s forecasts for Product in place immediately prior to the First Closing Date shall govern for the first four (4) months after the First Closing Date. Supplier shall use Commercially Reasonable Efforts during such period to meet Buyer requirements for Product in excess of said pre-closing forecasts, but inability to supply such excess amounts of Product shall not constitute a breach of this Agreement by Supplier.
     2.2 Buyer Forecasts. At the First Closing, and on or before the fifteenth (15th) day of each calendar month during the Term (as hereinafter defined) Buyer shall and agrees to submit to Supplier a written forecast of Buyer’s, its Affiliates’ and Partners’ requirements, by calendar month, for the following twelve (12) calendar months for Product (the “Rolling Forecast”). The first Rolling Forecast shall include Supplier’s forecast for the first four (4) months after the First Closing and any additional amount of Product required by Buyer, its Affiliates and Partners in each of the first four (4) calendar months after the First Closing. The first four (4) calendar months of each Rolling Forecast for Products will be firm orders (the “Binding Forecast”). It is understood that such forecasts, updated monthly, that extend beyond the Binding Forecast, are intended to be good faith estimates only, and shall not be binding upon Buyer or Supplier. Buyer shall be bound to purchase from Supplier, and Supplier shall supply, one hundred percent (100%) of those quantities of the Products set forth in each Binding Forecast. Supplier shall comply with Purchase Orders for Products furnished pursuant to Section 2.3 and shall use Commercially Reasonable Efforts to supply amounts in excess of one hundred percent (100%) of the Binding Forecast amounts; provided, however, that inability to supply amounts in excess of one hundred percent (100%) shall not constitute a breach of this Agreement by Supplier. Supplier shall notify Buyer in writing of any prospective problems of which it is aware that might prevent it from meeting Buyer’s forecasted order quantities or estimated delivery dates.
     2.3 Binding Purchase Orders. At the First Closing and with each Binding Forecast referenced in Section 2.2 hereof, Buyer shall furnish to Supplier a binding purchase order (each, a “Purchase Order”) for the quantity of the Products which Buyer shall purchase and Supplier shall deliver in accordance with the most recent Binding Forecast and this Agreement. Supplier shall acknowledge receipt of such Purchase Order. Each such Purchase Order shall designate the quantity of the Products ordered, taking into consideration the fact that all Purchase Orders must be for one or more full batches (each a “Batch”). A Batch of 8% Product, as identified on Exhibit 1.1, is approximately 610,000 individual applicators, provided however, that production yields may vary, and a yield of between 580,000 and 620,000 individual applicators will be considered an 8% Product Batch. A Batch of 4% Product, as identified on Exhibit 1.1, is approximately 150,000 individual applicators, provided however, that production yields may vary, and a yield of between 140,000 and 160,000 individual applicators will be considered a 4% Product Batch. The initial Purchase Order(s) shall first be filled by utilizing Supplier’s inventory on hand (other than Inventory), including finished goods and in-transit and in-process inventory of Supplier, labeled with the name and NDC number of Supplier, until exhausted. Each Purchase Order shall specify a delivery date for the ordered Product no earlier than ninety (90) days following Supplier’s receipt of the Purchase Order.

     2.4 Buyer’s Ability to Require Supplier to Subcontract the Manufacture of Product.
          (a) In the event that (i) the parties reasonably determine that the demand for any Product is projected to exceed (as evidenced by the Rolling Forecasts provided by Buyer to Supplier) or (ii) the demand for any Product actually exceeds (as evidenced by Purchase Orders provided by Buyer to Supplier) Supplier’s capacity to supply Buyer with such Product, Buyer shall have the right to require Supplier to employ a manufacturer selected by Buyer and reasonably acceptable to Supplier (“Subcontract Manufacturer”), for the manufacture of such Product pursuant to the terms of this Agreement. Buyer shall exercise this right by (A) specifying to Supplier the amount of any such excess demand for such Product and the monthly period(s) in which such excess demand is expected to occur or has occurred and (B) notifying Supplier of the amounts of such excess demand for such Product which the Subcontract Manufacturer shall manufacture and supply to Supplier.
          (b) If Supplier is unable to manufacture or supply substantially all of any Product required to be supplied to Buyer under the terms of this Agreement for any reason whatsoever including, for example, and without limitation, an injunction against such manufacture issued by a government authority, Buyer shall have the right to require Supplier to employ a Subcontract Manufacturer, selected by Buyer and reasonably acceptable to Supplier, for the manufacture of such Product for the remaining Term pursuant to the terms of this Agreement. Buyer’s rights under this Section 2.4(b) shall be exercisable only if (i) Supplier’s inability to manufacture or supply such Product could reasonably be expected to result in the unavailability of such Product for commercial sale for at least thirty (30) days, (ii) Buyer provides reasonable evidence of the Subcontract Manufacturer’s ability to start manufacture of such Product more rapidly than Supplier could restart manufacture of such Product, and (iii) Supplier’s inability to manufacture or supply such Product did not result, wholly or in part, from a breach by Buyer of its representations, warranties or obligations under this Agreement.
          (c) If, more than four (4) times in any two (2) year period, Supplier fails to supply, in conforming form, all or substantially all of the amount of Products subject to an accepted Purchase Order submitted in accordance with this Agreement (excluding amounts in excess of one hundred percent (100%) of amounts covered by the applicable Binding Forecast) within thirty (30) days after the delivery date specified for such Products in the respective Purchase Orders in accordance with Section 2.3 (such failure, a “Critical Supply Failure”), such Critical Supply Failure shall constitute a material breach under Section 10.2(c), and Buyer shall have the right, at Buyer’s sole discretion, to (i) require Supplier to employ a Subcontract Manufacturer (selected by Buyer and reasonably acceptable to Supplier), for the manufacture of such Product for the remaining Term pursuant to the terms of this Agreement or (ii) terminate this Agreement pursuant to Section 10.2(c).
          (d) Supplier agrees that, notwithstanding anything to the contrary in this Agreement, Buyer, at any time after the Effective Date, may designate Buyer, or an Affiliate of Buyer or a Third Party, for the manufacture and supply of Product, provided that (i) Buyer will bear the cost and expense of establishing Buyer, or an Affiliate of Buyer or a Third Party, for the manufacture and supply of any Product and (ii) Buyer, or an Affiliate of Buyer or a Third Party, may only supply up to fifty percent (50%) of the amount of Product ordered in excess of three (3) Batches per calendar year.

     2.5 Provisions Applicable With Subcontract Manufacturer Supplier. If, at any time, Supplier subcontracts with a Subcontract Manufacturer pursuant to Sections 2.4(a) — (c), or subcontracts with an Affiliate or a Third Party other than pursuant to Sections 2.4(a) — (c), for the manufacture and supply of any Product, such Subcontract Manufacturer or such Affiliate or a Third Party shall be reasonably acceptable to Buyer. Supplier shall provide the Subcontract Manufacturer, the Affiliate or Third Party, as applicable, or cause the Subcontract Manufacturer, the Affiliate or Third Party to be provided, with all rights required for the manufacture of such Product and with all assistance reasonably requested by the Subcontract Manufacturer in setting up and overseeing its manufacturing facility, including know-how concerning the manufacture of such Product, and copies of all written or other tangible forms of recorded know-how reasonably related to the manufacture of such Product. Supplier shall obtain and enforce agreements from any such Subcontract Manufacturer, Affiliate or Third Party requiring the Subcontract Manufacturer, Affiliate or Third Party to keep all such information conveyed to such Subcontract Manufacturer, Affiliate or Third Party confidential and not to use any such rights, materials or information to manufacture Products other than for Products for sale to Supplier.
3. SHIPMENTS AND ACCEPTANCE
     3.1 Delivery. Supplier shall deliver all Products DDP (as such term is defined and used in Incoterms 2000, ICC Official Rules for Interpretation of Trade Terms) to Buyer’s warehouse in Gurnee, Illinois, United States, or any other single destination within the United States identified by Buyer at least thirty (30) days prior to the requested delivery date. Title and risk of loss will transfer from Supplier to Buyer upon delivery of Product to Buyer.
     3.2 Inspection; Rejection. Buyer may inspect the shipment of Product upon receipt to verify such shipment’s conformity to the relevant Purchase Order as of the time the Product was delivered to Buyer. If Buyer determines that any portion or all of any shipment of the Product did not conform to the Purchase Order as of the time it was delivered to Buyer (each non-conforming Product, a “Defective Product”), then Buyer shall be entitled to reject such portion or all of any shipment of Product that includes Defective Product. Buyer shall notify Supplier in writing if the shipment of Product includes Defective Product that existed at the time of the delivery of the Products to Buyer. Such notification shall be made as soon as reasonably practicable after discovery of the nonconformity, but not later than thirty (30) days after delivery of the Products. Such notice shall specify the reasons for rejection. If Buyer does not so reject the Products within thirty (30) days after delivery, Buyer shall be deemed to have accepted the Products. After Buyer accepts a Product, or is deemed to have accepted a Product, except with respect to Latent Defects (as defined herein below), Buyer shall have no recourse against Supplier except as set forth in Section 6 hereof. After notice of rejection is received by Supplier, Buyer shall cooperate with Supplier in determining whether such rejection is justified. Supplier shall notify Buyer as soon as reasonably possible, but not later than thirty (30) days after receipt of the notice from Buyer, whether it accepts Buyer’s basis for rejection. Notwithstanding anything to the contrary, if a portion or all of any shipment of Product has a latent defect that renders such Product a Defective Product prior to the expiry date of such Product and that (a) was not reasonably discoverable within the inspection period specified in this Section 3.2 and (b) was attributable to Supplier’s manufacture and/or supply and (iii) did not occur after receipt of such Product by Buyer as described in Section 3.2 (each such defect, a “Latent Defect”), Buyer shall promptly, and in no event more than twenty (20) days after the discovery or notification of such Latent Defect, notify Supplier of such Latent Defect. If Supplier accepts Buyer’s determination that the Product is a Defective Product or that the Product contains a Latent Defect, then Buyer shall be entitled to the remedies set forth in Section 6.5 hereof. If Supplier does not accept Buyer’s determination that the Product is a Defective Product or that the Product contains a Latent Defect, and Buyer does not accept Supplier’s conclusion, then Supplier and Buyer shall jointly select an independent Third Party to determine whether it conforms to the Purchase Order. The parties agree that such Third Party’s determination shall be final. If the Third Party rules that the Product conformed to the Purchase Order as of the time the Product was delivered to Buyer or that the Product does not contain a Latent Defect, as applicable, then Buyer shall be deemed to have accepted the Product at the agreed upon price and Buyer shall bear the cost of such independent Third Party determination. If the Third Party rules that the Product does not conform to the Purchase Order at the time the Product was delivered to Buyer or that the Product contains a Latent Defect, then Buyer shall be entitled to the remedies set forth in Section 6.5 hereof and Supplier shall bear the cost of such independent Third Party determination.
4. RECORDS AND AUDIT RIGHTS, PUBLIC STATEMENTS; RECALLS
     4.1 Records; Audit Rights. Supplier shall maintain, and shall cause its Affiliates and contract manufacturers and other agents to maintain, all records necessary to comply with all applicable Laws relating to the manufacture, filling, packaging, testing, storage and shipment of Products. All such records shall be maintained for such period as may be required by applicable Laws; provided, however, that all records relating to the manufacture, stability and quality control of Products shall be retained until the parties agree to dispose of such records. Buyer and its authorized representatives shall have the right, at Buyer’s sole cost and expense, to audit, inspect, and observe the manufacture, storage, disposal, and transportation of Products once per contract year, during normal business hours upon thirty (30) days’ prior written notice; provided that Buyer may conduct additional audits if required to address serious manufacturing issues or complaints that necessitate reporting to a regulatory authority or for any for cause audits.
     4.2 Public Statements. Neither party shall use, or authorize others to use, the name, symbols, or marks of the other in any advertising or publicity material or make any form of representation or statement with regard to the services provided hereunder which would constitute an express or implied endorsement by such other of any commercial product or service without the other’s prior written approval.
     4.3 Recalls. Buyer, in Buyer’s sole discretion, shall determine whether any Product must be withdrawn or recalled from the market. To the extent legally required, Buyer shall notify all regulatory authorities of any such withdrawal or recall. All costs of withdrawals or recalls (including costs incurred by Supplier while assisting Buyer) shall be borne by Buyer, except in the case of recalls or withdrawals caused solely by the negligence or willful malfeasance of Supplier, its Affiliates or subcontractors or by the material breach by Supplier of its representations and warranties in this Agreement, in which case Supplier shall credit Buyer for the cost of the recalled or withdrawn Product and Buyer’s reasonable costs incurred with such withdrawals or recalls. Buyer shall give Supplier prompt written notice of any withdrawals or recalls that Buyer believes was caused or may have been caused by the negligence or willful malfeasance of Supplier, its Affiliates or subcontractors or the material breach by Supplier of its representations and warranties in this Agreement.
5. PRICE AND PAYMENT
     5.1 Price.
          (a) The purchase price for Products supplied hereunder (the “Purchase Price”) shall be one hundred and ten percent (110%) of COGS calculated in accordance with this Section 5.1(a) and paid in accordance with Section 5.1(d). For purposes hereof “COGS” means internal and external costs incurred in manufacturing, acquiring, product testing activities for quality assurance and quality control, packaging, transporting, storing and/or cGMP compliance determined in accordance with United States generally accepted accounting principles, as consistently applied by Supplier in accordance with Supplier’s past practice and in the ordinary course of Supplier’s business, in each case to the extent related and allocable to the Product supplied to Buyer hereunder. Notwithstanding the foregoing, “COGS” shall (i) include payroll taxes and customs charges consistent in type and nature with those set forth on Exhibit 5.1(a), and (ii) exclude any and all (A) costs attributable to general corporate activities, including, by way of example, executive management, investor relations, business development, legal affairs and finance, (B) Taxes other than as described in clause (i) above, and (C) the NDA maintenance fee and applicable FDA establishment fees. Exhibit 5.1(a) to this Agreement sets forth further detail on the calculation of COGS. For purposes hereof “cGMP” means current good manufacturing practices of the FDA and other appropriate agencies, as set forth in 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, guides and guidances, as amended from time to time and in effect during the term of this Agreement.
          (b) Buyer shall reimburse Supplier the amount actually paid by Supplier in connection with applicable FDA establishment fees to the extent related and allocable to the Product supplied to Buyer hereunder; provided, that, with respect to the period from the Effective Date through September 30, 2010, Buyer’s liability for such establishment fees shall be an amount equal to $457,200 multiplied by a fraction, the numerator of which is (i) the number of days during such period, and the denominator of which is (ii) 365. Supplier shall provide Buyer with a detailed invoice of any amounts due and payable pursuant to this Section 5.1(b) and Buyer shall pay the amount of such invoice within thirty (30) days following receipt.
          (c) Supplier shall at all times use Commercially Reasonable Efforts to keep the cost of acquiring any Product from a contract manufacturer or Subcontract Manufacturer, if applicable, as low as possible.
          (d) For each Batch of Product supplied hereunder, Buyer shall pay Supplier the Purchase Price (the “Batch Price”) calculated as set forth in this Section 5.1(d). For the period from the Effective Date through December 31, 2010, the Batch Price for 8% Product and the Batch Price for 4% Product shall equal the amount for such Product set forth on Exhibit 5.1(d), subject to adjustment in accordance with Section 5.1(e) below. For each calendar year thereafter, Supplier shall notify Buyer of the Batch Price applicable to purchases of Product during such calendar year no later than December 31st of the year immediately preceding such calendar year. Such Batch Price shall be Supplier’s good faith estimate of COGS for such calendar year, determined based on Buyer’s Rolling Forecast, Supplier’s projected costs for such calendar year and foreign currency exchange rates in effect as of the last Business Day of November immediately preceding Supplier’s notice, subject to adjustment in accordance with Section 5.1(e); provided, however, that, except for adjustment in accordance with Section 5.1(e), the Batch Price in any calendar year shall not be greater than one hundred twenty percent (120%) of the Batch Price in the prior, just-ended calendar year.
          (e) The Batch Price shall be adjusted on a monthly basis to reflect foreign currency exchange rates in effect as published in the Wall Street Journal on the last Business Day of the month immediately preceding the applicable month.
          (f) On or after each shipment of the Product, Supplier shall provide Buyer with an invoice setting forth the Batch Price payable for such delivery pursuant to this Section 5. Each such invoice shall, to the extent applicable, identify the Purchase Order number, quantities of the Product, aggregate Batch Price of Product supplied pursuant to such Purchase Order and the total amount to be remitted to Supplier.
          (g) Buyer will pay amounts due pursuant to this Agreement within forty-five (45) days of the date of invoice.
          (h) Buyer will make all payments to Supplier, due pursuant to this Agreement, to Supplier’s accounts in the United States.
     5.2 Intentionally Omitted.
     5.3 Interest. If a party (or any successor thereto pursuant to the terms of this Agreement) fails to pay in full on or before the date due any payment that is required to be paid under this Agreement, such party (or any successor thereto pursuant to the terms of this Agreement) will also pay to the other Party, on demand, interest on any such amount beginning on such due date at an annual rate (calculated on the basis of a 360-day year) equal to the “base rate” as announced by JPMorgan N.A., or any successor thereto, in New York, New York in effect on such due date, plus three (3) percent to be assessed from the date payment of the amount in question first became due.
     5.4 Taxes.
          (a) Supplier and Buyer each shall cooperate with the other party, as reasonably requested by the other party, to minimize or eliminate Taxes to the extent legally permissible, including by making available to such other party any existing resale certificates, exemption certificates or other existing information relevant for such purpose.
          (b) If applicable Tax Law requires Buyer to withhold any Tax from a payment to Supplier, Buyer shall withhold such Tax and shall pay the amount withheld to the relevant Tax authority.
          (c) As soon as practicable after any payment of withheld Taxes by Buyer to a Tax authority, Buyer shall deliver to Supplier the original or a certified copy of a receipt issued by such Tax authority evidencing such payment, a copy of the return reporting that payment or other evidence of such payment reasonably satisfactory to Supplier.
6. REPRESENTATIONS AND WARRANTIES
     6.1 Representations and Warranties of Supplier. Supplier represents and warrants to Buyer that:
          (a) the Products shall be manufactured and packaged in compliance with the provisions of the Federal Food, Drug, and Cosmetic Act located at 21 U.S.C. §§ 301 to 397 (2000), as it may be amended from time to time, and regulations promulgated thereunder (the “Act”), the laws or regulations imposed by other involved health regulatory authorities within the Territory, and cGMPs;
          (b) as of the time of delivery to Buyer (i) Product (other than Inventory) with an FDA approved shelf-life greater than or equal to thirty (30) months shall have minimum dating of not less than twenty-four (24) months shelf-life prior to expiration, (ii) Product (other than Inventory) with an FDA approved shelf-life less than thirty (30) months shall have minimum dating of not less than eighteen (18) months shelf-life prior to expiration and (iii) Inventory shall have minimum dating of not less than twelve (12) months shelf-life prior to expiration;
          (c) as of the time any Product is delivered to Buyer and during the shelf life of such Product, such Product shall conform to the specifications set forth in the NDA for such Product (the “Specifications”); and
          (d) upon transfer of the risk of loss of a Product, as provided in Section 3.1, good and valid title to such Product sold hereunder will be conveyed by Supplier to Buyer free and clear of any Encumbrances created by Supplier.
     6.2 Representations and Warranties of Buyer. Buyer represents and warrants to Supplier that Buyer will not make any false claims in any packaging, labeling, advertising or promotional material regarding the Products.
     6.3 EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE AND COLLABORATION AGREEMENT, THE WARRANTIES SET FORTH IN SECTION 6.1 OF THIS AGREEMENT ARE THE EXCLUSIVE WARRANTIES GIVEN BY SUPPLIER TO BUYER WITH RESPECT TO THE SUPPLY OF PRODUCTS HEREUNDER, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     6.4 EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE AND COLLABORATION AGREEMENT, THE WARRANTIES SET FORTH IN SECTION 6.2 OF THIS AGREEMENT ARE THE EXCLUSIVE WARRANTIES GIVEN BY BUYER TO SUPPLIER WITH RESPECT TO THE PURCHASE OF PRODUCT HEREUNDER,

AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     6.5 Remedy. Any Product delivered to Buyer by Supplier which is finally determined to be a Defective Product or contain a Latent Defect in accordance with Section 3.2, shall be replaced at Supplier’s expense, as Buyer’s sole and exclusive remedy.
7. INDEMNIFICATION
     Each party agrees that it shall indemnify the other party for and hold such other party harmless against any Losses incurred by such other party as a result of a breach of a representation, warranty, covenant, agreement or obligation of such party contained in this Agreement, in accordance with the terms and conditions contained in the Purchase and Collaboration Agreement.
8. INSURANCE
     8.1 Coverage. Each party shall maintain during the performance of this Agreement the following insurance or self-insurance in amounts no less than that specified for each type:
          (a) Commercial general liability insurance with combined limits of not less than $1,000,000 per occurrence, $1,000,000 per accident for bodily injury, including death, and property damage, a general aggregate limit of not less than $1,000,000 and products/completed operations aggregate of not less than $1,000,000 which coverage shall insure such party for product liability claims and its obligations under this Agreement;
          (b) Workers compensation insurance in the amounts required by the law of the state(s) in which such party’s workers are located and employer’s liability insurance with limits of not less than $500,000 per occurrence;
          (c) automobile liability insurance covering automobiles and trucks used by or on behalf of such party either on or away from the other parties’ premises with combined single limit of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage, which policy shall include coverage for all hired, owned and no-owned automobiles and trucks; and
          (d) Product Liability Insurance with limits not less than $10,000,000.
     8.2 Evidence. Each party shall provide the other with evidence of its insurance or self insurance. Each party shall provide to the other thirty (30) days prior, written notice of any cancellation or material change in its coverage. Each party agrees to deliver to the other concurrently with the execution of this Agreement and thereafter annually, a certificate from the insurance company(ies) evidencing that all the insurance required by this Agreement is in force, including a broad form vendors’ endorsement naming the other party as an additional insured.

9. CONFIDENTIALITY
     The terms of the Confidentiality Agreement shall apply to any information provided by Supplier to Buyer.
10. TERM AND TERMINATION
     10.1 Term. This Agreement shall come into effect on the Effective Date. Unless otherwise terminated as provided in Section 10.2 or Section 12.2 hereof, this Agreement shall remain in force through May 19, 2015 (for the purpose of this Section 10 the “Initial Term”). This Agreement shall renew automatically in two (2) year increments after the Initial Term (each, a “Renewal Term” and, collectively with the Initial Term, the “Term”) unless either party gives written notice to the other of its intention to not renew at least one hundred and eighty (180) days prior to expiration of the Initial Term or the then applicable Renewal Term.
     10.2 Termination.
          (a) Purchase and Collaboration Agreement. Buyer shall have a right to terminate this Agreement, upon one hundred and eighty (180) days prior written notice to Supplier, upon the expiration or termination of the Joint Development Period, as provided in the Purchase and Collaboration Agreement.
          (b) Insolvency. A party may immediately terminate this Agreement without written notice to the other party, if (i) the other party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such it (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (ii) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of the other party (collectively, the “Receiver”) and that party has not caused the underlying action or the Receiver to be dismissed within sixty (60) days after the Receiver’s appointment; (iii) the Board of Directors of the other party shall have passed a resolution to wind up that party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that party; (iv) a resolution shall have been passed by that party or that party’s directors to make an application for an administration order or to appoint an administrator; or (e) the other party makes a general assignment, composition or arrangement with or for the benefit of all or the majority of that party’s creditors, or makes, suspends or threatens to suspend making payments to all or the majority of that party’s creditors.
          (c) Default. In the event either party commits a material breach or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within one hundred and twenty (120) days (or within fifteen (15) days in the case of any payment default or obligation to pay royalties hereunder) after the receipt of notice thereof from the other party specifying such breach or default, the party not in breach or default shall be entitled (without prejudice to any of its other rights) to terminate this Agreement, without additional penalty, termination fee or cost, by giving notice to take effect immediately.

11. EFFECT OF EXPIRATION OR TERMINATION
     11.1 Mutual Obligations. Upon expiration or termination of this Agreement pursuant to Section 10 with effect as of the effective date of termination:
          (a) the party terminating this Agreement shall be released from all obligations and duties imposed or assumed hereunder except from those provided in Sections 4.1, 4.2, 6, 7, 8 and 9 and this Section 11 and Section 21; and
          (b) the other party shall lose the benefit of any rights granted in this Agreement, except for those accrued prior to the effective date of termination and those set forth in Sections 4.1, 4.2, 6, 7, 8 and 9 and this Section 11 and Section 21.
     11.2 Purchase Orders.
          (a) Where this Agreement is terminated by Buyer pursuant to Section 10.2(a) or by Supplier pursuant to Section 10.2(b) or 10.2(c), Supplier will be entitled, at its option, to fill or cancel any Purchase Orders that were submitted by Buyer prior to such termination. If Supplier elects to fill any such Purchase Orders, Supplier shall use commercially reasonable efforts to fill any such Purchase Orders. If Supplier elects not to fill any such Purchase Orders, Buyer shall reimburse Supplier for the costs (including, but not limited to, raw material costs) incurred in connection with Purchase Orders that Supplier had started to supply prior to the termination of this Agreement and that are canceled by Supplier pursuant to this Section 11.2(a).
          (b) Where this Agreement is terminated by Buyer pursuant to Section 10.2(b) or 10.2(c), Supplier will be entitled, at its option, to fill or cancel any Purchase Orders that were submitted by Buyer, its Affiliates or sublicensees prior to such termination; provided that if Supplier elects not to fill any such Purchase Orders, Supplier shall be liable for the costs (including, but not limited to, raw material costs) incurred in connection with Purchase Orders that Supplier had started to manufacture prior to the expiration or termination of this Agreement and that are canceled by Supplier pursuant to this Section 11.2(b).
     11.3 Financial Obligations. In the event that this Agreement is terminated pursuant to Section 10.2 by either party, Buyer shall make all payments accruing prior to the effective date of termination to Supplier in the manner specified herein. Supplier may proceed to enforce payment of all outstanding payments. Each party may proceed to collect any other monies owed to such party and to exercise any or all of the rights and remedies contained herein or otherwise available to such party by law or in equity, successively or concurrently at the option of such party.
     11.4 Transition upon Termination; HSR.
          (a) Upon expiration or termination of this Agreement for any reason pursuant to Sections 10 or 12.2, Supplier and its Affiliates shall provide to Buyer, its Affiliates or Third Party designee(s) such cooperation and assistance as may be reasonably required to facilitate Buyer, its Affiliates or Third Party designee(s) to bring about a smooth and orderly transition to one or more new manufacturers and suppliers of Product following such expiration or termination and continuing for such period of time following such termination as is reasonably necessary to fully effectuate such transition. Buyer shall pay the reasonable internal and external costs incurred by Supplier in providing such cooperation and assistance.
          (b) Upon the expiration or termination of this Agreement, Buyer and Supplier will determine whether any transfer of rights under this Agreement to Buyer is subject to the premerger notification requirements of the HSR Act. If HSR Act filings are required, Buyer and Supplier will use commercially reasonable efforts to make such filings and cause the HSR Act waiting period to expire or terminate.
     11.5 No Release. Termination of this Agreement for any reason whatsoever shall neither be deemed a release, nor shall it relieve either party from any obligation under this Agreement which may have accrued prior thereto.
12. FORCE MAJEURE
     12.1 Suspension of Obligations. If by reason of “force majeure”, which shall mean for the purpose of this Agreement (a) acts of God, war, riots, civil unrest, acts of the public enemy, fires, earthquakes, severe weather or storms, or (b) to the extent beyond the reasonable control of the affected party, strikes, labor disputes, labor shortages, product transportation interruptions or shortages, accidents, unavailability of raw materials or supplies, or any act in consequence of compliance with any order of any government or governmental authority, and, in the case of either (a) or (b), the affected party is delayed or prevented from complying with its obligations under this Agreement, such affected party shall promptly give notice to the other party with an estimated date by which the contingency will be removed.
     12.2 Termination. To the extent that a party is or has been delayed or prevented by force majeure from complying with its obligations under this Agreement, the other party may suspend the performance of its obligations until the contingency is removed. If the party delayed or prevented from complying with its obligations under this Agreement cannot permanently remove the contingency, or if the contingency affecting such party results in a delay extending beyond three (3) months, the other party (upon notice) shall have a right to terminate this Agreement and Section 11, subject to Section 6.5(b), if applicable, shall apply, with the party delayed or prevented from complying with its obligations under this Agreement deemed to be the non-terminating party.
13. NOTICES
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted if telecopied (which is confirmed), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the parties at the following addresses:

If to Supplier, to:
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Plaza 1, Second Floor
Livingston, New Jersey 07039
Attention: General Counsel
Facsimile: 973.994.3001
with copies (which shall not constitute notice) sent concurrently to:
Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Adam H. Golden and Steven G. Canner
Facsimile: 212.836.8689
If to Buyer, to:
Coventry Acquisition, Inc.
311 Bonnie Circle
Corona, CA 92880
Attention: General Counsel
Facsimile: 951.493.5817
with copies (which shall not constitute notice) sent concurrently to:
Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa, CA 92626-1925
Attention: R. Scott Shean
Facsimile: 714.755.8290
provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.
14. ASSIGNMENT
     Neither party may assign its rights and obligations under this Agreement without the other party’s prior written consent, except that: either party may (a) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other party; and (b) assign this Agreement in its entirety without the other party’s consent to an entity that acquires all or substantially all of the business or assets of the assigning party to which this Agreement relates, whether by merger, acquisition or otherwise; provided, however, that in the event of Supplier’s exercise of its right under clause (b), notwithstanding the Product quantity and minimum order requirements set forth in Section 2.4(d), Buyer, or an Affiliate of Buyer or a Third Party, may manufacture and supply any and all amounts of Product that Buyer, or an Affiliate of Buyer or a Third Party, may require, without further obligation to

Supplier under the terms of this Agreement; provided, further, that to the extent an assignment of rights or obligations by Supplier pursuant to this Section 14 increases the Taxes (including without limitation any withholding Taxes) of, or the amounts owed under Section 5.1(a) subsection (i) by, Buyer (or an Affiliate or Partner of Buyer that has been designated by Buyer pursuant to Section 1 as of the time of such assignment by Supplier), Supplier or the assignee shall indemnify Buyer (or such Affiliate or Partner of Buyer) for and hold it harmless against such increase. In the case of any permitted assignment, the assigning party shall remain responsible for the performance of this Agreement by the assignee. The assigning party shall provide the other party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability hereunder. Any attempted assignment in contravention of the foregoing shall be void. Subject to the terms of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
15. NO WAIVER
     The failure of either party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.
16. RELATIONSHIP OF THE PARTIES
     Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Supplier and Buyer, or to constitute one as the agent of the other. Both parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.
17. HEADINGS, INTERPRETATION
     The headings of sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. Words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; and words denoting persons shall include bodies corporate, and vice versa.
18. SEVERABILITY
     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Regulatory Authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.
19. ENTIRE AGREEMENT; AMENDMENT OR MODIFICATION
     This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties hereto. This Agreement, the Purchase and Collaboration Agreement, the Confidentiality Agreement and the Other Agreements contain the entire agreement of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of both parties.
20. FORMS
     The parties recognize that, during the Term, a Purchase Order, acknowledgement form or similar routine document (collectively “Forms”) may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that the terms of this Agreement will prevail in the event of any conflict between this Agreement and the printed provision of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement with respect to Product sold hereunder during the Term.
21. GOVERNING LAW
     This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.
22. ARBITRATION
     22.1 All disputes, differences, controversies and claims of the parties arising out of or relating to this Agreement (individually, a “Dispute” and, collectively, “Disputes”), except as otherwise provided under this Agreement, shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the provisions of this Section 22.
     22.2 Following the delivery of a written demand for arbitration by either party, each of Buyer and Supplier shall choose one (1) arbitrator within ten (10) Business Days after the date of such written demand and the two chosen arbitrators shall mutually, within ten (10) Business Days after their selection, select a third (3rd) arbitrator (each, an “Arbitrator” and together, the “Arbitrators”), each of whom shall be a retired judge selected from a roster of arbitrators provided by the AAA. If the third (3rd) Arbitrator is not selected within fifteen (15) Business Days after delivery of the written demand for arbitration (or such other time period as the Parties may agree), the parties shall promptly request that the commercial panel of the AAA select an independent Arbitrator meeting such criteria.
     22.3 The rules of arbitration shall be the Commercial Rules of the American Arbitration Association; provided, however, that notwithstanding any provisions of the Commercial Arbitration Rules to the contrary, unless otherwise mutually agreed to by Buyer and Supplier, the sole discovery available to each party shall be its right to conduct up to two (2) non-expert depositions of no more than three (3) hours of testimony each.
     22.4 The Arbitrators shall render an award by majority decision within three (3) months after the date of appointment, unless the parties agree to extend such time. The award shall be final and binding upon the parties.

     22.5 Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this Section 22, to review or confirm the award in arbitration, shall be brought exclusively in the Delaware Chancery Court sitting in the county of New Castle, Delaware (the “Enforcing Court”). By execution and delivery of this Agreement, each party accepts the jurisdiction of the Enforcing Court.
     22.6 Each party shall pay its own expenses in connection with the resolution of Disputes pursuant to this Section 22, including attorneys’ fees, unless determined otherwise by the Arbitrator.
     22.7 The parties agree that the existence, conduct and content of any arbitration pursuant to this Section 22 shall be kept confidential and no party shall disclose to any Person any information about such arbitration, except as may be required by Law or by any Regulatory Authority (or any exchange on which such Party’s securities are listed) or for financial reporting purposes in such party’s financial statements.
     22.8 Notwithstanding the forgoing, none of the provisions of this Agreement (including the provision of this Section 22) shall restrict the right of any party to seek injunctive relief or other equitable remedies, to enjoin any breach or threatened breach of this Agreement or otherwise specifically enforce any provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above mentioned.

COLUMBIA LABORATORIES, INC.
By:	/s/ Frank C. Condella, Jr.
	Name:	Frank C. Condella, Jr.
	Title:	Chief Executive Officer

COVENTRY ACQUISITION, INC.
By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	President and Chief Executive Officer